 Exhibit 99.1

MINERA MEXICO, S.A. DE C.V. ANNOUNCES PRICING OF US$1 BILLION AGGREGATE PRINCIPAL AMOUNT OF 4.500% SENIOR NOTES DUE 2050

Mexico City, September 19, 2019.- Minera Mexico, S.A. de C.V. (“Minera Mexico”), an indirect subsidiary of Southern Copper Corporation (“SCC”, NYSE: SCCO, BVL: SCCO), today announced that it priced US$1.0 billion aggregate principal amount of 4.500% Senior Notes due 2050 in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933.

Net proceeds of the offering are expected to be used (i) to finance Minera Mexico’s growth capital expenditures program, including a portion of the Buenavista Zinc, Pilares and El Pilar projects, (ii) for other capital expenditures and (iii) for general corporate purposes.

The 4.500% Senior Notes due 2050 have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Minera México, S.A. de C.V., the largest subsidiary of Southern Copper Corporation, is one of the largest mining companies in Mexico in terms of revenue and operating income. Minera Mexico is primarily engaged in the extraction, processing and sale of copper, molybdenum, zinc, silver, gold, lead and by-products, and operates 7 mines, 2 smelters and 2 refineries across Mexico.

Southern Copper Corporation is one of the largest integrated copper producers in the world. Our major production includes copper, molybdenum, zinc and silver. All of its mining, smelting and refining facilities are located in Peru and Mexico and it conducts exploration activities in those countries and in Argentina, Chile and Ecuador.

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